As filed with the Securities and Exchange Commission on October 16, 2026

Registration No. 333-282872

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________
POST-EFFECTIVE AMENDMENT NO. 7
TO
FORM S-11
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
________________________________

Cottonwood Communities, Inc.
(Exact name of Registrant as specified in governing instruments)
________________________________

3257 S. Richmond St., Suite 106B
Millcreek, UT 84106
(801) 278-0700
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)
________________________________

Daniel Shaeffer
Chief Executive Officer
Cottonwood Communities, Inc.
3257 S. Richmond St., Suite 106B
Millcreek, UT 84106
(801) 278-0700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
________________________________

Copies to:

Darryl Steinhause, Esq. DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, California 92121 (858) 677-1400	Laura K. Sirianni, Esq. DLA Piper LLP (US) 4141 Parklake Avenue, Suite 300 Raleigh, North Carolina 27612-2350 (919) 786-2000
________________________________

Approximate date of commencement of proposed sale to public: This post-effective amendment is being filed pursuant to 462(d) under the Securities Act and will be effective upon filing.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.	☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.	☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.	☒

Registration No. 333-282872

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.			☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act:
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Explanatory Note

This Post-Effective Amendment No. 7 to the Registration Statement on Form S-11 (No. 333-282872) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits

(b) Exhibits. The following exhibits are filed as part of this registration statement:

Ex.	Description
99.1	Consent of Altus Group U.S. Inc.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Millcreek, State of Utah, on the 16th of October, 2026.

COTTONWOOD COMMUNITIES, INC.

/s/ Adam Larson
Adam Larson
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-11 Registration Statement has been signed by the following persons in the following capacities and on the dates indicated:

Name	Title	Date
*	Chief Executive Officer and Director (principal executive officer)	October 16, 2026
Daniel Shaeffer

*	Chief Accounting Officer and Treasurer (principal accounting officer)	October 16, 2026
Susan Hallenberg

/s/ Adam Larson	Chief Financial Officer (principal financial officer)	October 16, 2026
Adam Larson

*	Executive Chairman of the Board and Director	October 16, 2026
Chad Christensen

*	Director	October 16, 2026
Jonathan Gardner

*	Director	October 16, 2026
John Lunt

*	Director	October 16, 2026
Philip White

*By:	/s/ Adam Larson
Adam Larson
Chief Financial Officer and Attorney-in-fact